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                                                                      EXHIBIT 1

                         AMENDMENT TO SWITCH AGREEMENT

     This Amendment to Switch Agreement ("Amendment") is entered into between EQUALNET HOLDING CORP. ("EqualNet"), EQ ACQUISITION SUB, INC. ("Sub"), and WILLIS GROUP, LLC ("TWG") effective as of February 12, 1998.

                                    Recitals

     Each of the entities described in the preamble are parties to a Switch Agreement dated December 2, 1997 (the "Agreement"). The parties desire to amend the Agreement in accordance with the terms of this Amendment. Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

     1.   Section 2(b) of the Agreement is amended as follows:

          (a)  Deletion of the word "and" at the end of clause (iii) thereof;

          (b)  Insertion of the following as a new clause (iv):

               (iv) subject to the terms of Section 2(e), 1,000,000 of EqualNet Common Shares; and,

          (c) Renumbering the existing clause (iv) to "(v)" and amending such clause by replacing the reference therein to "$1.50 per share" with "$1.00 per share".

     2. Section 2 of the Agreement is amended by adding the following as subsection (e):

               (e) AUTHORIZED SHARES. (i) If the Closing occurs and as of the Closing Date the number of EqualNet Common Shares authorized under EqualNet's Articles of Incorporation is not sufficient to permit the issuance of all or any part of the 1,000,000 shares referred to in Section 2(b)(iv) (the "Unauthorized Shares"), then at the Closing in lieu of issuing such Unauthorized Shares EqualNet shall execute and deliver to TWG a warrant the ("Unauthorized Shares Warrant") for the number of shares constituting the Unauthorized Shares, such warrant to have a term of ten years, to have an exercise price of $0.01 per share, and to be otherwise substantially similar to the form of Warrant attached as Exhibit B; provided, the Unauthorized Share Warrant shall contain a covenant on the part of EqualNet that it will use its best efforts to cause the unreserved authorized number of EqualNet Common Shares to be increased to permit the full exercise of the Unauthorized Share Warrant and a limitation on the holder of the Unauthorized Share Warrant to the effect that the obligation of EqualNet to issue shares upon an exercise of
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     the Unauthorized Share Warrant in whole or in part shall be conditioned upon EqualNet having a number of unreserved authorized EqualNet Common Shares at such time sufficient to cover the number of shares relating to the exercise.

          (ii) If by May 31, 1998, the number of EqualNet Common Shares authorized under EqualNet's Articles of Incorporation has not been increased to permit a full exercise of the Unauthorized Share Warrant, then TWG shall have the right and option to repurchase the Switches from Sub for $5,850,000 in cash by giving written notice of such exercise to EqualNet and Sub. If such notice is given, then EqualNet and Sub agree that Sub will convey good title to the Switches to TWG free and clear of any liens or security interests (other than liens and security interests, if any, that may encumber the Switches immediately prior to the Closing), and contemporaneous with such conveyance TWG (x) shall return the Unauthorized Share Warrant to EqualNet which shall be cancelled and (y) TWG shall return any shares issued to TWG pursuant to Section 2(b)(iv). In connection with any such repurchase, TWG shall retain the EqualNet Common Shares issued to it pursuant to Section 2(b)(iii). During the period from the Closing Date until the aforementioned May 31, 1998 date, EqualNet and Sub agree that Sub shall not convey or encumber the Switches, or grant any options or rights to purchase the Switches, except for liens and security interests securing any financing used by Sub to acquire the Switches.

          (iii) TWG agrees to affirmatively vote all EqualNet Common Shares issued to TWG pursuant to this Agreement or any other agreement for such increase in the authorized number of EqualNet Common Shares.

     3. Section 5(u) of the Agreement is amended by adding the following paragraph at the end of such Section:

          If the Closing occurs and if necessary for EqualNet to obtain financing for the acquisition of the Switches, TWG will guarantee not more than 40% of the principal amount of such financing. No such guaranty shall impose any obligation or liability on the part of any member of TWG and TWG shall not be required to pledge any collateral or provide any other credit enhancement with respect to such guaranty. The terms of any such guaranty shall be satisfactory to TWG. If the Closing occurs and TWG gives such guaranty, as consideration for such guaranty EqualNet shall issue to TWG at the Closing a warrant (the "Guaranty Warrant") for 500,000 EqualNet Common Shares exercisable at $1.00 per share, such warrant to have a term of ten years and to be otherwise substantially similar to the form of warrant attached as Exhibit B; provided, if at the Closing the number of EqualNet Common Shares that are authorized under EqualNet's Articles of Incorporation is not sufficient to permit a full exercise of the Guaranty Warrant, then the Guaranty Warrant shall contain a covenant on the part of EqualNet that it will use its best efforts to cause


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          such unreserved authorized number of shares to be increased to permit the full exercise of the Guaranty Warrant and a limitation on the holder of the Guaranty Warrant to the effect that the obligation of EqualNet to issue shares upon an exercise of the Guaranty Warrant in whole or in part shall be conditioned upon EqualNet having a number of unreserved authorized EqualNet Common Shares at such time sufficient to cover the number of shares relating to the exercise.

     4. If the Closing occurs and as of the Closing Date the number of EqualNet Common Shares authorized under EqualNet's Articles of Incorporation is not sufficient to permit the issuance of all or any part of the EqualNet Common Shares covered by the Warrant attached as Exhibit B to the Agreement, then as of the Closing such Warrant shall be amended to include a covenant on the part of EqualNet that it will use its best efforts to cause such unreserved authorized number of shares to be increased to permit the full exercise of the Warrant and a limitation on the holder of the Warrant to the effect that the obligation of EqualNet to issue shares upon an exercise of the Warrant in whole or in part shall be conditioned upon EqualNet having a number of unreserved authorized EqualNet Common Shares at such time sufficient to cover the number of shares relating to the exercise.

     By entering into this Amendment, TWG does not waive by implication or otherwise any of the conditions set forth in Section 6.1(a) of the Agreement. This Amendment contains the entire understanding and agreement between the Parties with respect to the subject matter of this Amendment and supersedes any prior or contemporaneous statements, understandings or agreements with respect to such subject matter

                                               EQUALNET HOLDING CORP.

                                               By:  /s/  MICHAEL L. HLINAK
                                                  ---------------------------
                                               Name:  Michael L. Hlinak
                                               Title: Senior Vice President


                                               EQ ACQUISITION SUB, INC.

                                               By:  /s/  MICHAEL L. HLINAK
                                                  ---------------------------
                                               Name:  Michael L. Hlinak
                                               Title: President


                                               WILLIS GROUP, LLC

                                               By:  /s/  MARK A. WILLIS
                                                  ---------------------------
                                               Name:  Mark A. Willis
                                               Title: President



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